AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2004
REGISTRATION NO. 333-121246

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLAG FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

GEORGIA
(State or Other Jurisdiction of Incorporation or Organization)

58-2094179
(I.R.S. Employer Identification Number)

3475 Piedmont Road, N.E. Suite 550 Atlanta, Georgia 30305 (404) 760-7700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. Daniel Speight Chief Financial Officer and Corporate Secretary Flag Financial Corporation 3475 Piedmont Road, N.E. Suite 550 Atlanta, Georgia 30305 (404) 760-7700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copy to:
Katherine M. Koops, Esq.
Powell Goldstein LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 572-6600

Approximate date of commencement of proposed sale to the public: From time to time, at the discretion of the selling securityholders, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

FLAG FINANCIAL CORPORATION

236,723 Shares of Common Stock
_____________________________________

The selling securityholders named in this prospectus are offering for resale from time to time up to 236,723 shares of our common stock, par value $1.00 per share, or common stock. We will not receive any proceeds from this offering by the selling securityholders.

Our common stock is currently listed on the Nasdaq National Market under the symbol “FLAG.” On December 21, 2004, the last reported sale price of our common stock was $14.63 per share.

Investment in our common stock involves risk. Carefully consider the risks described in the section entitled “Risk Factors” beginning on page 4 of this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2004.

You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. The selling securityholders are not offering to sell, or seeking offers to buy, the shares of our common stock in any state where offers or sales are not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

We include cross-references in this prospectus to captions where you can find further related discussions. The table of contents provides the pages on which these captions are located.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our common stock discussed under “Risk Factors” beginning on page 4 of this prospectus, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Throughout this prospectus references to the “company,” “we,” “us” and “our” refer to Flag Financial Corporation, a Georgia corporation, and its subsidiary, Flag Bank, unless otherwise specified or the context otherwise requires.

Our Company

We are a bank holding company headquartered in Atlanta, Georgia, and registered under the Bank Holding Company Act of 1956, as amended. We are the sole shareholder of Flag Bank, or Flag. We were incorporated under the laws of the State of Georgia on February 9, 1993.

As a bank holding company, we facilitate Flag’s abilities to serve its customers’ requirements for financial services. The holding company structure provides greater financial and operating flexibility than is available to Flag. For example, we may assist Flag in maintaining its required capital ratios by borrowing money and contributing the proceeds of the debt to Flag as primary capital. Additionally, our articles of incorporation and bylaws contain terms that provide us with a degree of anti-takeover protection that is currently unavailable to Flag and its stockholders under regulations of the Federal Deposit Insurance Corporation, or the FDIC, but is permissible for us under Georgia law.

We are also a service provider of mortgage, appraisal, investment and insurance services through Flag Mortgage, Flag Investment Services and Flag Insurance Services. All of these services are provided by a division of Flag.

Flag

Flag is a state bank organized under the laws of the State of Georgia with banking offices in the following cities and counties: Atlanta (Fulton County, DeKalb County and Cobb County), Unadilla (Dooly County), Vienna (Dooly County), Montezuma (Macon County), Buena Vista (Marion County), LaGrange (Troup County), Hogansville (Troup County), and Newnan (Coweta County), Georgia. Flag was originally chartered in 1931 as Citizens Bank and became our wholly-owned subsidiary through a series of acquisitions commencing in 1998. Flag has an operations center in Jonesboro (Clayton County) and a construction loan production office in Suwanee (Forsyth County), Georgia. Flag Mortgage operates as a division of Flag and operates mortgage loan production offices in Atlanta (Fulton County), LaGrange (Troup County), Macon (Bibb County), Columbus (Muscogee County) and Newnan (Coweta County), Georgia.

Flag’s business consists primarily of attracting deposits from the general public and, with these and other funds, making residential mortgage loans, consumer loans, commercial loans, commercial real estate loans, residential construction loans and securities investments. In addition to deposits, sources of funds for the Flag’s loans and other investments include amortization and prepayment of loans, loan origination and commitment fees, sales of loans or participations in loans, fees received for servicing loans sold to others and advances from the Federal Home Loan Bank of Atlanta, or FHLBA. Flag’s principal sources of income are interest and fees collected on loans, including fees received for originating and selling loans and for servicing loans sold to others, and, to a lesser extent, interest and dividends collected on other investments and service charges on deposit accounts. Flag’s principal expenses are interest paid on deposits, interest paid on FHLBA advances, employee compensation, federal deposit insurance premiums, office expenses and other overhead expenses.

While Flag attempts to avoid concentrations of loans to a single industry or loans based on a single type of collateral, the various types of loans that Flag makes have certain risks associated with them. Consumer and commercial loans present risks which, among other things, include fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral, changes in interest rates and customer financial problems. Real estate construction loans present risks related to, among other things, whether the builder is able to sell the property, whether the buyer is able to obtain permanent financing and the nature of changing economic conditions. Real estate mortgage loans present risks involving, among other things, economic and demographic changes, deterioration of collateral and customer financial problems.

Our primary asset is our stock in Flag. Accordingly, our financial performance is determined primarily by the results of operations of Flag.

Recent Developments

On December 2, 2004, we consummated an asset purchase transaction in which we acquired substantially all of the assets of RNM Enterprises, Inc., or RNM, and JDDWNM, Inc. in exchange for (i) 236,723 shares of our common stock, with an aggregate value of approximately $3.3 million as of the date of the purchase agreement, (ii) the assumption of RNM’s outstanding debt of approximately $1.4 million. Of the total number of shares of common stock issued in the transaction, 47,143 shares of our common stock, with an aggregate value of $660,000, will be released to the sellers upon accomplishment of certain business goals specified in the asset purchase agreement governing the terms of the transaction. The acquired assets consist of payroll, human resources and benefits services to small and medium-size businesses in Georgia.

Corporate Information

Our executive offices are located at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, and our telephone number is (404) 760-7700. Our website is www.flagbank.com. Information on our website is not incorporated herein by reference and is not a part of this prospectus.

The Offering

The following is a brief summary of some of the terms of the common stock offered for resale by this prospectus.

Common stock we are offering	236,723 shares.

Common stock to be outstanding immediately after the offering(1)	8,502,386 shares.

Registration Rights
Pursuant to a registration rights agreement between us and the selling securityholders, we have filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission, or the SEC, with respect to the shares of our common stock being offered for resale by this prospectus.

Nasdaq National Market symbol	FLAG

Use of proceeds	We will not receive any proceeds from this offering.

Risk factors
This investment involves risk. See the section entitled “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain factors you should consider before deciding to invest in our common stock.

(1)	The number of shares outstanding after the offering is based on the number of shares outstanding as of December 1, 2004 and excludes (i) 1,551,186 shares of common stock held in treasury, and (ii) an aggregate of 1,291,165 shares reserved for issuance under our stock option plans, of which options to purchase 791,165 shares at a weighted average exercise price of $9.81 had been granted and remained outstanding as of December 1, 2004.

Risk Factors

Before investing, you should carefully consider the matters set forth under “Risk Factors,” beginning on page 4, for a discussion of the risks related to an investment in our common stock.

RISK FACTORS

An investment in shares of our common stock involves various risks. Before deciding to invest in our common stock, you should carefully consider the risks described below in conjunction with the other information in this prospectus and information incorporated by reference into this prospectus, including our consolidated financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks or other risks, which have not been identified or which we may believe are immaterial or unlikely. The value or market price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our business is subject to the success of the local economies where we operate.

Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our primary and secondary markets. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. Adverse economic conditions in our specific market area, including the loss of certain significant employers, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

Any adverse market or economic conditions in the State of Georgia may disproportionately increase the risk that our borrowers are unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Georgia could adversely affect the value of our assets, our revenues, results of operations and financial condition.

   Changes in economic conditions, particularly an economic slowdown, could hurt our business. Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•	collateral for loans made by us may decline in value, in turn reducing our clients’ borrowing power.

   A downturn in the real estate market could hurt our business. If there is a significant decline in real estate values in Georgia, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans.

    The results of operations of banking institutions are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities as well as other factors that affect market rates of interest. Our profitability is significantly dependent on “net interest income,” which is the difference between interest income on interest-earning assets, like loans and investments, and interest expense on interest-bearing liabilities, like deposits and borrowings. Thus, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve or otherwise, could have a significant effect on our net interest income. Although we actively manage our exposure to interest rate changes, these changes are beyond our control and we cannot fully insulate ourselves from the effect of rate changes.

We may face risks with respect to future expansion and acquisitions or mergers.

We continuously seek to acquire other financial institutions or parts of those institutions and may engage in de novo branch expansion, acquisitions or mergers in the future. We may also consider and enter into new lines of business or offer new products or services. We also may receive future inquiries and have discussions with potential acquirors of us. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.

We may incur substantial costs to expand and we can give no assurance that such expansion will result in the levels of profits we seek. There can be no assurance that integration efforts for any future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock and securities convertible into shares of our common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders and to investors purchasing common stock in this offering. There is no assurance that, following any future mergers or acquisition, our integration efforts will be successful or that our company, after giving effect to the acquisition, will achieve profits comparable to, or better than, our historical experience.

Our recent operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth or may not even be able to grow our business at all. In addition, our recent and rapid growth, including our growth through acquisitions, may distort some of our historical financial ratios and statistics. In the future, we may not have the benefit of a favorable interest rate environment, a strong residential mortgage market, or the ability to find suitable candidates for acquisition. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to a high percentage of our operating costs being fixed expenses.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Increases in interest rates may negatively affect our earnings and the value of our assets.

Changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense, our largest recurring expenditure. In a period of rising interest rates, our interest expense could increase in different amounts and at different rates while the interest that we earn on our assets may not change in the same amounts or at the same rates. Accordingly, increases in interest rates could decrease our net interest income.

In addition, an increase in interest rates may decrease the demand for consumer and commercial credit, including real estate loans. Interest rates have been at historically low levels in recent years, and the Mortgage Bankers Association of America has predicted that residential mortgage loan originations will decrease in 2004 and 2005 primarily due to an anticipated decrease in refinancings of mortgages. Therefore, we expect to originate fewer real estate loans. A period of rising interest rates would negatively affect our residential mortgage origination business.

Changes in the level of interest rates also may negatively affect the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds or result in our lenders requiring additional collateral from us under our loan agreements. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses.

Our loan portfolio includes a substantial amount of commercial and industrial loans which include risks that may be greater than the risks related to residential loans.

Commercial and industrial loans generally carry larger loan balances and involve a greater degree of financial and credit risks than home equity loans or residential mortgage loans. Any significant failure to pay on time by our customers would hurt our earnings. The increased financial and credit risk associated with these types of loans is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, when underwriting a commercial or industrial loan, we may take a security interest in commercial real estate and, in some instances upon a default by the borrower, we may foreclose on and take title to the property, which may lead to potential financial risk for us under applicable environmental laws. If hazardous substances were discovered on any of these properties, we may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, we may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may, to a greater extent than residential loans, be subject to adverse conditions in the real estate market or economy.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience signifiant loan losses which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. As we expand into new markets, our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established and larger financial institutions. While we believe that we can and currently do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance that this strategy will be successful.

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the related rules and regulations promulgated by the SEC and Nasdaq that are now applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. In order to comply with the Sarbanes-Oxley Act, we will no longer use our independent auditors for internal audit and internal controls functions. As a result, we may experience greater compliance costs and we can give no assurances that the effectiveness of our internal audit and internal controls functions will remain the same as when those functions were performed by our independent auditors.

Our directors and executive officers own a significant portion of our common stock.

Our directors and executive officers, as a group, beneficially owned approximately 15.4% of our outstanding common stock as of September 30, 2004. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market areas.

Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. Because the majority of our borrowers are individuals and businesses located and doing business in Georgia, our success will depend significantly upon the economic conditions in Georgia and the counties in which we maintain presence. Unfavorable economic conditions in Georgia may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to our limited market areas, these negative conditions may have a more noticeable effect on us than would be experienced by a larger institution more able to spread these risks of unfavorable local economic conditions across a large number of diversified economies.

We depend on our ability to attract and retain key personnel; we rely heavily on our management team, and the unexpected loss of key managers may adversely affect our operations.

Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Retention of senior managers and appropriate succession planning will continue to be critical to the successful implementation of our strategies. It is also important as we grow to be able to attract and retain additional qualified senior and middle management. We maintain a limited number of key-man life insurance policies and maintain bank-owned life insurance policies on most of our executive and senior officers to offset liabilities under employment contracts. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

   A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance, and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could have a material adverse effect on our results of operations.

Our status as a holding company makes us dependent on dividends from Flag to meet our obligations.

   We are a holding company and conduct almost all of our operations through Flag. We do not have any significant assets other than the stock of Flag. Accordingly, we depend on the cash flow of Flag to meet our obligations. Our right to participate in any distribution of earnings or assets of Flag is subject to the prior claims of creditors of Flag. Under federal and state law, Flag is limited in the amount of dividends that Flag can pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit Flag from paying dividends if they think the payment would be an unsafe and unsound banking practice.

Failure to successfully execute our strategy could adversely affect our performance.

   Our financial performance and profitability depends on our ability to execute our corporate growth strategy. Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Accordingly, there can be no assurances that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

Our internal operations are subject to a number of risks.

We are subject to certain operations risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that is not prevented or detected by our internal controls and uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

Risks Related to an Investment in Our Common Stock

The trading volume in our common stock has been low and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.

The trading volume in our common stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or the stock exchanges. We cannot say with any certainty that a more active and liquid trading market for our common stock will develop. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. We, therefore, can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock. Upon completion of this offering, we will have approximately 10,047,572 shares of common stock outstanding, including 1,551,186 shares of common stock held in treasury.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of Flag to pay dividends to us is limited by its obligation to maintain sufficient capital and by other general restrictions on Flag’s dividends that are applicable to Georgia banks and banks that are regulated by the FDIC. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock.

Future capital needs could result in dilution of your investment.

   Our board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would dilute your ownership interest in us and may dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our current shareholders which may adversely impact our current shareholders.

There is fluctuation in the trading market for our common stock and you may be unable to resell shares of our common stock at or above the price you pay for them.

   The price of our common stock has been, and will likely continue to be, subject to fluctuations based on, among other things, economic and market conditions for financial services companies and the stock market in general, as well as changes in investor perceptions of our company.

   Our common stock is traded on the Nasdaq National Market under the symbol “FLAG.” The maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker, and there can be no assurance that you will be able to resell shares at or above the price you pay for them. The market price of our common stock could drop significantly if shareholders sell or are perceived by the market as intending to sell large blocks of our shares.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or in documents incorporated herein by reference may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, or the PSLRA, or in releases issued by the SEC, all as may be amended from time to time. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. For additional information regarding factors that may cause our results of operations to differ materially from those presented herein, please see the section entitled “Risk Factors” contained in this prospectus. If you are interested in purchasing shares of our common stock, you should consider these risk factors carefully, as well as factors discussed elsewhere in this prospectus and in documents incorporated by reference, before making a decision to invest. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to, and assume no responsibility for, updating any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “contemplate,” “estimate,” “believe,” “plan,” “project,” “predict,” “potential” or “continue,” or the negative of these, or similar terms.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling securityholder of the common stock offered by this prospectus. All proceeds for the sale of the common stock offered pursuant to this prospectus will be made for the account of the selling securityholders, as described below

SELLING SECURITYHOLDERS

All of the 236,723 shares of common stock in covered by this prospectus were issued, or are issuable, to the selling securityholders pursuant to a private placement transaction that closed on December 2, 2004. In the private placement transaction, we acquired substantially all of the assets of the selling securityholders in exchange for (i) 236,723 shares of our common stock, and (ii) our assumption of approximately $1.4 million of outstanding debt of one of the selling securityholders. 189,580 of the shares covered by this prospectus were issued at the closing of the acquisition on December 2, 2004. The remaining 47,143 shares covered by this prospectus will be issued to the selling securityholders upon satisfaction of certain business goals specified in the asset purchase agreement governing the terms of the transaction.

The common stock that may be offered by this prospectus will be offered by the selling securityholders and/or their successors, which may include their transferees, pledgees, donees, or partnership distributees. Our registration for resale of the shares of common stock does not necessarily mean that the selling securityholders will sell all or any of the shares of our common stock offered hereunder.

The following table sets forth certain information as of the date of this prospectus concerning the number of shares of common stock that may be offered from time to time by each selling securityholder by this prospectus. Because the selling securityholders may offer all or some portion of the shares of common stock, we have assumed for purposes of this table that the selling securityholders will sell all of the common stock offered by this prospectus. The selling securityholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their securities since the date this information was last provided to us. Information about the selling securityholders may change over time. Any changed information provided to us by the selling securityholders will be set forth if and when necessary in prospectus supplements and/or amendments.

Name	Shares of Common Stock Offered	Percentage of Outstanding Shares of Common Stock (1)

RNM Enterprises, Inc.(2)	224,887	2.64

JDDWNM, Inc.(2)	11,836	*

_____________________

*     Less than 1%.

(1)	In accordance with Rule 13d-3(d)(i) under the Exchange Act, for purposes of calculating the percentage of outstanding shares of common stock beneficially owned by a particular selling securityholder, the shares held by such selling securityholder are deemed to be outstanding but the shares held by the other securityholder are not deemed to be outstanding. On December 1, 2004, our company had an aggregate total of 8,265,663 shares of common stock outstanding (excluding 1,551,186 shares of common stock held in treasury), which total was used to calculate the percentage of outstanding shares of common stock offered by each selling securityholder.

(2)	The principals of RNM Enterprises, Inc., and JDDWNM, Inc. are Derek Whitworth, Jarrod Durden and Rick Mixon. Messrs. Whitworth, Durden and Mixon became officers of our company on December 2, 2004, in connection with the consummation of the transaction described in the section entitled “Prospectus Summary—Recent Developments” of this prospectus. In addition to serving as directors, the principals of RNM Enterprises, Inc. and JDDWNM, Inc. hold the following positions: Derek Whitworth - President; Jarrod Durden - Vice President; and Rick Mixon - Secretary and Treasurer.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale by any selling securityholder of the shares of common stock offered by this prospectus. The selling securityholders and their successors, which include their transferees, pledgees, donees or partnership distributees, may sell the shares of common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders may sell the shares in one or more transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	in privately negotiated transactions other than on the national securities exchanges, quotation services or in the over-the-counter market.

These sales may be effected at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The shares also may be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers;

•	short sales;

•	the writing or exercise of options, whether or not the options are listed on an options exchange or otherwise;

•	distribution by a selling securityholder to its partners, members or stockholders;

•	any other method of sale permitted pursuant to applicable law; and

•	any combination of any of these methods of sale.

Furthermore, in connection with sales of shares of common stock, any selling securityholder may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock and deliver the common stock to close out short positions; or

•	loan or pledge the shares of common stock to broker-dealers that in turn may sell the common stock.

The aggregate proceeds to the selling securityholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of the common stock to be made directly or through agents.

In order to comply with the securities laws of some jurisdictions, if applicable, the selling securityholders may only sell shares of common stock in those jurisdictions through registered or licensed brokers or dealers.

Our common stock is listed for trading on the Nasdaq National Market under the symbol “FLAG.”

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of any shares of common stock may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of common stock may be deemed underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to selling securityholders for the purpose of satisfying the prospectus delivery requirements. The Registration Rights Agreement entered into by us and the selling securityholders provides for indemnification of the selling securityholders, certain of their affiliates and certain other persons by us, and for indemnification of us, certain of our affiliates and certain other persons by the selling securityholders, with regard to certain liabilities arising under the Securities Act in connection with the registration of the shares of our common stock being offered by the selling securityholders.

In addition, Regulation M under the Securities Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling securityholders have also agreed to comply with the prospectus delivery requirements of the Securities Act, if any. The selling securityholders are not obligated to, and there are no assurances that the selling securityholders will, sell any or all of the shares covered by this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders may also transfer the shares by other means not described in this prospectus. Each selling securityholder has represented that it will not sell any common stock pursuant to this prospectus except as described in this prospectus.

If required, the specific common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We have agreed to use our commercially reasonable efforts to keep this registration statement effective under the Securities Act, for so long as we are permitted to do so under Rule 415 of the Securities Act, until the earlier of (i) the first anniversary of the date on which the registration statement of which this prospectus is a part first becomes effective under the Securities Act or (ii) the date on which all of the shares covered by this prospectus have been sold pursuant to the registration statement or Rule 144 under the Securities Act, subject to extension upon the occurrence of certain events.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose: the name of each such selling security holder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

DESCRIPTION OF CAPITAL STOCK

    The following is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by reference to the terms of and conditions of our articles of incorporation, bylaws and any agreement or other instrument, as applicable, governing our capital stock, the terms and conditions of which are being summarized.

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share. As of November 30, 2004, we had (i) 9,810,849 shares of our common stock issued and outstanding, (ii) 1,551,186 shares shares held in the treasury, and (iii) no shares of preferred stock issued and outstanding. The holders of our common stock have unlimited voting rights and are entitled to one vote per share for all purposes. Subject to such preferential rights as may be determined by our board of directors in connection with the future issuance of shares of our preferred stock, holders of our common stock are entitled to such dividends, if any, as may be declared by our board of directors in compliance with the provisions of the Georgia Business Corporation Code and the regulations of the appropriate regulatory authorities, and to receive the net assets of the corporation upon dissolution. Our common stock does not have any preemptive rights with respect to acquiring additional shares of common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. Our board of directors is divided into three classes, as nearly equal in number as possible. Our common stock does not have cumulative voting rights in the election of our directors.

Our board of directors is authorized to determine the series, preferences, limitations, and relative rights, including par value, of any authorized but unissued shares of our preferred stock. No shares of our preferred stock are presently outstanding. Although such shares may be issued in the future, we have no present plans to issue any preferred stock. Our preferred stock was authorized for future flexibility, and could be issued in a manner that could have an anti-takeover effect by discouraging a third party from seeking to acquire our company. We know of no present attempts to acquire our company.

In order to approve certain “business combinations” with certain “interested stockholders” (10% or more stockholders), or to amend the provisions in the our articles of incorporation relating to such business combinations, the affirmative vote of two-thirds of the issued and outstanding shares of our common stock entitled to vote thereon is required, unless:

•	at least two-thirds of the our directors approve a memorandum of understanding with the interested stockholder regarding the business combination prior to the date on which such stockholder became an interested stockholder, or

•	the business combination is unanimously approved by certain "continuing directors" of our company. In addition, in order to amend certain provisions of our articles of incorporation and bylaws relating to the number, election, term and removal of our directors, a two-thirds vote of the issued and outstanding shares of our common stock is required, unless two-thirds of the directors then serving approve the amendment.

Our board of directors may authorize the issuance of authorized but unissued shares of our common stock without further action by our stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which our capital stock may be listed. The authorized but unissued shares of our common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, mergers, and public or private sales for cash as a means of raising capital. Such hares could be used to dilute the stock ownership of persons seeking to obtain control of our company. In addition, the sale of a substantial number of shares of our common stock to persons who have an understanding with us concerning the voting of such shares, or the distribution or declaration of a dividend of shares of our common stock (or the right to receive our common stock) to our stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of our company.

Our stockholders do not have cumulative voting rights with respect to the election of directors. All elections for directors are decided by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Under our articles and bylaws, any one or more of our directors may be removed from office, but only for cause (defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over our company, or breach of fiduciary duty involving personal profit). Such removal must be effected by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

LEGAL MATTERS

The validity of our common stock offered by this prospectus has been passed upon for us by Powell Goldstein LLP, Atlanta, Georgia.

EXPERTS

Our audited consolidated financial statements incorporated by reference in this prospectus have been audited by Porter Keadle Moore LLP, independent public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed under the Securities Act with the SEC with respect to registration of our common stock. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. You will find additional information about the common stock and our company in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to our company and the common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We file annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC free of charge at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (File No. 000-24532) as well as any filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering other than information or reports furnished to the SEC under Item 2.02 and/or Item 7.01 of Form 8-K:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, June 30, 2004, and March 31, 2004;

•	Current Reports on Form 8-K filed on December 8, 2004, October 25, 2004*, July 22, 2004*, April 16, 2004*, March 30, 2004, March 23, 2004, January 26, 2004*; and

•	Description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

____________________________

*	These reports contain information furnished to the SEC under Item 2.02 and/or Item 7.01 (or their predecessor Items prior to August 23, 2004) of Form 8-K which, pursuant to General Instructions B(2) and (6) of Form 8-K, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act and we are not subject to the liabilities imposed by that section. We are not incorporating and will not incorporate by reference into this prospectus supplement past or future information or reports furnished or that will be furnished under Item 2.02 and/or Item 7.01 of Form 8-K.

These documents contain important information about our financial condition. You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC’s website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them from us in writing or by telephone at Flag Financial Corporation, 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, telephone number (404) 760-7700. You may also access our SEC filings on our website at www.flagbank.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses to be incurred by us in connection with the distribution of the shares of our common stock being registered hereby, other than underwriting discounts and commissions, if any:

SEC Registration Fee	$ 425
Accounting Fees and Expenses	2,500
Legal Fees and Expenses	7,500
Miscellaneous	575
Total	$ 11,000

The foregoing items, except for the SEC Registration Fee, are estimated.

Item 15.    Indemnification of Directors and Officers.

Article 8, Part 5 of the Georgia Business Corporation Code (“GBCC”) provides for indemnification of directors and officers of corporations. Under the provisions of Section 14-2-852 of the GBCC, a director of Flag Financial Corporation, a Georgia corporation (the “Company”), to the extent successful in the defense of any proceeding or claim to which the director is a party because he or she is a director of the Company, is entitled as a matter of right to indemnification against reasonable expenses, including attorneys’ fees, incurred by him in connection therewith. The Company is further authorized to indemnify a director if the director seeking indemnification acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that his or her action was in the best interest of the corporation, (ii) in all other cases, that his or her action was not opposed to the best interests of the corporation, and (iii) in the case of any criminal proceedings, that he or she had no reasonable cause to believe his or her conduct was unlawful; provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The authority of the Company to indemnify a director is not applicable in connection with any proceeding brought by or in the right of the Company in which the director was adjudged liable to the Company, or in connection with any other proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in any action brought by or in the right of the Company is limited in any event to reasonable expenses incurred in connection with the proceeding, and does not include the obligation to pay any judgment, settlement, penalty or fine.

A determination that a director is entitled to indemnification must be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceedings. If a quorum cannot be obtained, then such determination must be made by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceedings, by special legal counsel, or by the stockholders of the Company, excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding. A director of the Company who is a party to a legal proceeding may apply to the court for indemnification or advances for expenses. The court may order indemnification or advances for expenses if it determines that (1) the director is entitled to mandatory indemnification; or (2) the director is fairly and reasonably entitled to indemnification, even if he or she has not met the standard conduct set forth in Section 14-2-851(a) of the GBCC, or was adjudged liable as described in Section 14-2-851(b) of the GBCC, in which latter event, however, his or her indemnification is limited to reasonable expenses incurred. If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the Company to pay the director’s reasonable expenses to obtain court indemnification or advance for expenses. The articles of incorporation of the Company also eliminate, as permitted by law, the personal liability of directors of the corporation from monetary damages for breach of duty of care or other duty as a director, excepting only any liability for misappropriation of any business opportunity of the corporation, intentional misconduct, and other specified conduct.

An officer of the Company who is not a director is entitled to mandatory indemnification and is entitled to apply for court ordered indemnification in each case to the same extent as is a director of the Company. The Company may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Company’s bylaws provide for indemnification of officers and directors substantially similar to that provided by Article 8, Part 5 of the GBCC. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.    Exhibits.

Exhibit
Number	Description

4.1	Registration Rights Agreement, dated as of December 2, 2004, by and among Flag Financial Corporation, RNM Enterprises, Inc. and JDDWNM, Inc. *

5.1	Opinion of Powell, Goldstein LLP. *

23.1	Consent of Porter Keadle Moore, LLP. *

23.2	Consent of Powell, Goldstein LLP (included in Exhibit 5.1). *

24.1	Power of Attorney (included on Signature Page). *

*	Previously filed.

Item 17.    Undertakings.

(1)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	The undersigned registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(6)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold of the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 22nd day of December 2004.

FLAG FINANCIAL CORPORATION

By: /s/ J. Daniel Speight_______________________________________________________
J. Daniel Speight
Chief Financial Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Position	Date

/s/ Joseph W. Evans +
Joseph W. Evans	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	December 22, 2004

/s/ J. Daniel Speight
J. Daniel Speight	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	December 22, 2004

William H. Anderson, II +
William H. Anderson, II	Director	December 22, 2004

Stephen W. Doughty +
Stephen W. Doughty	Director and Chief Risk Management Officer	December 22, 2004

John D. Houser +
John D. Houser	Director	December 22, 2004

James W. Johnson +
James W. Johnson	Director	December 22, 2004

J. Thomas Wiley, Jr. +
J. Thomas Wiley, Jr.	Director and Chief Banking Officer	December 22, 2004

+      By:  /s/ J. Daniel Speight_____
      J. Daniel Speight
      Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Registration Rights Agreement, dated as of December 2, 2004, by and among Flag Financial Corporation, RNM Enterprises, Inc. and JDDWNM, Inc. *

5.1	Opinion of Powell Goldstein LLP. *

23.1	Consent of Porter Keadle Moore, LLP. *

23.2	Consent of Powell Goldstein LLP (included in Exhibit 5.1). *

24.1	Power of Attorney (included on Signature Page). *

*	Previously filed.